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                                 EXHIBIT 23.1

                   Consent of KPMG LLP, Independent Auditors


The Board of Directors
Netopia, Inc.:

We consent to incorporation herein by reference in the registration statement dated on or about December 8, 2000, on Form S-8 of Netopia, Inc. of our report dated October 29, 1999, relating to the consolidated balance sheets of Netopia, Inc. and subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1999, and the related schedule, which report appears in the September 30, 1999, annual report on Form 10-K of Netopia, Inc.

/s/ KPMG LLP

San Francisco, California
December 8, 2000